Exhibit 99.1

Appili Therapeutics Inc.

Consolidated Financial Statements

March 31, 2024

June 25, 2024

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Appili Therapeutics Inc. (the “Company”) are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”). The consolidated financial statements include some amounts and assumptions based on management’s best estimates, which have been derived with careful judgment.

In fulfilling its responsibilities, management has developed and maintained a system of internal accounting controls. These controls are designed to ensure that the financial records are reliable for preparation of the consolidated financial statements. The Board of Directors reviewed and approved the Company’s consolidated financial statements.

(signed)	“Don Cilla”	(signed)	“Kenneth Howling”
	President & Chief Executive Officer		Acting Chief Financial Officer

Independent auditor’s report

To the Shareholders of Appili Therapeutics Inc.

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Appili Therapeutics Inc. and its subsidiary (together, the Company) as at March 31, 2024 and 2023, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

What we have audited

The Company’s consolidated financial statements comprise:

●	the consolidated statements of financial position as at March 31, 2024 and 2023;

●	the consolidated statements of changes in shareholders’ equity for the years then ended;

●	the consolidated statements of loss and comprehensive loss for the years then ended;

●	the consolidated statements of cash flows for the years then ended; and

●	the notes to the consolidated financial statements, which include material accounting policy information and other explanatory information.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

PricewaterhouseCoopers LLP

Cogswell Tower, 2000 Barrington Street, Suite 1101, Halifax, Nova Scotia, Canada B3J 3K1

T.: +1 902 491 7400, F.: +1 902 422 1166, Fax to mail: ca_halifax_main_fax@pwc.com

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Material uncertainty related to going concern

We draw attention to note 1 to the consolidated financial statements, which describes events or conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key audit matters

Except for the matter which is described in the Material uncertainty related to going concern section, we have determined that there are no other key audit matters to communicate in our report.

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Alexander Christianson.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Halifax, Nova Scotia

June 25, 2024

Appili Therapeutics Inc.

Consolidated Statements of Financial Position

As at March 31, 2024 and March 31, 2023

	2024	2023
	$	$
Assets
Current Assets
Cash	94,493	2,465,882
Accounts receivable (note 4)	1,158,035	119,984
Investment tax credits receivable	15,300	300,800
Prepaid expenses and deposits	192,433	231,099
	1,460,261	3,117,765
Non-Current Assets
Property and equipment (note 5)	30,142	14,610
Total Assets	1,490,403	3,132,375

Liabilities
Current Liabilities
Accounts payable and accrued liabilities (note 6 and 7)	4,183,176	2,823,001
Current portion of long-term debt (note 9)	7,309,657	113,125
Corporate taxes payable	47,149	41,008
	11,539,982	2,977,134
Non-Current liabilities
Long-term debt (note 9)	875,200	7,552,220
Total Liabilities	12,415,182	10,529,354

Shareholders’ equity	(10,924,779)	(7,396,979)

Total Liabilities and Shareholder’s Equity	1,490,403	3,132,375

Going concern (note 1)
Subsequent event (note 18)

Approved by the Board of Directors

Signed	“Prakash Gowd”	Signed	“Theresa Matkovits”
	Director		Director

The accompanying notes are an integral part of these consolidated financial statements.

Appili Therapeutics Inc.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended March 31, 2024 and 2023

	Share Capital	Contributed Surplus	Warrants	Deficit	Total
	$	$	$	$	$
	(note 10)	(note 11)	(note 12)

Balance- March 31, 2022	39,653,314	5,013,399	8,131,937	(56,069,192)	(3,270,542)
Issuance of class A common shares in public offering	3,214,286	-	-	-	3,214,286
Share issuance costs	(544,241)	-	-	-	(544,241)
Issuance of warrants	-	-	1,822,720	-	1,822,720
Warrant issuance costs	-	-	(251,312)	-	(251,312)
Expired Warrants	-	524,440	(524,440)	-	-
Employee share options:
Value of services recognized	-	875,124	-	-	875,124
Net loss and comprehensive loss for the year	-	-	-	(9,243,014)	(9,243,014)
Balance- March 31, 2023	42,323,359	6,412,963	9,178,905	(65,312,206)	(7,396,979)
Expired Warrants	-	6,203,902	(6,203,902)	-	-
Employee share options:
Value of services recognized	-	191,346	-	-	191,346
Fair value of related party loan	-	61,764	-	-	61,764
Net loss and comprehensive loss for the year	-	-	-	(3,780,910)	(3,780,910)
Balance- March 31, 2024	42,323,359	12,869,975	2,975,003	(69,093,116)	(10,924,779)

The accompanying notes are an integral part of these consolidated financial statements.

Appili Therapeutics Inc.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended March 31, 2024 and 2023

	2024	2023
	$	$
Income
Revenue (note 8)	827,407	334,177
Interest income	16,812	29,882
	844,219	364,059

Expenses
Research and development	5,622,274	3,623,869
General and administrative	3,047,135	4,438,750
Business development	208,189	185,839
Financing costs	1,631,005	1,096,083
Government assistance	(5,887,401)	(138,466)
Exchange (gain)/loss	(65,656)	364,606
	4,555,546	9,570,681

Loss before income taxes	(3,711,327)	(9,206,622)

Provision for income taxes	69,583	36,392

Net loss and comprehensive loss for the year	(3,780,910)	(9,243,014)

Basic and diluted loss per share	(0.03)	(0.08)

Weighted-average shares outstanding	121,266,120	113,731,873

The accompanying notes are an integral part of these consolidated financial statements.

Appili Therapeutics Inc.

Consolidated Statements of Cash Flows

For the years ended March 31, 2024 and 2023

	2024	2023
	$	$
Cash provided by (used in)
Operating activities
Net loss and comprehensive loss for the year	(3,780,910)	(9,243,014)
Changes to operations not involving cash:
Amortization of property and equipment	13,662	6,266
Non-cash finance costs	485,576	1,096,083
Share-based compensation	191,346	875,124
(Gain) loss on disposal of property and equipment	(131)	24,546
Unrealized (gain) loss from changes in foreign currency	(54)	6,381
Unrealized foreign exchange translation - long-term debt	(35,356)	372,366
	(3,125,867)	(6,862,248)

Net changes in non-cash operating working capital
(Increase) decrease in amounts receivable	(1,038,051)	346,694
Decrease in investment tax credits receivable	285,500	623,600
Decrease (increase) in prepaids expenses and deposits	38,666	(47,553)
Increase (decrease) in accounts payable and accrued liabilities	1,375,327	(4,158,329)
	(2,464,425)	(10,097,836)
Financing activities
Proceeds from the issuance of Class A common shares in a public offering	-	3,214,286
Share issuance costs	-	(444,241)
Proceeds from the issuance of warrants	-	1,285,714
Warrant issuance costs	-	(177,714)
Proceeds from long-term debt	300,000	2,500,000
Costs associated with issuance of long-term debt	(9,011)	(300,652)
Repayment of long-term debt	(96,423)	(85,600)
Accreted interest involving cash	(72,521)	(83,377)
	122,045	5,908,416
Investing activities
Proceeds from disposal of property and equipment	654	-
Acquisition of property and equipment	(29,717)	(3,175)
	(29,063)	(3,175)

Net change in cash during the year	(2,371,443)	(4,192,595)
Cash - Beginning of year	2,465,882	6,664,855
Changes due to foreign exchange	54	(6,378)
Cash - End of period	94,493	2,465,882

Supplementary cash flow
Interest paid	1,103,315	476,267
Taxes paid	62,601	12,417

The accompanying notes are an integral part of these consolidated financial statements.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

1	Nature of operations and liquidity risk

Appili Therapeutics Inc. (the “Company” or “Appili”) is a biopharmaceutical company dedicated to advancing the global fight against infectious diseases by matching clearly defined patient needs with drug development programs that provide solutions to existing challenges patients, doctors and society face. Appili has one wholly owned subsidiary, Appili Therapeutics Inc. USA. The Company is domiciled in Halifax, Nova Scotia. The Company exists under the Canada Business Corporations Act, and its Class A common shares (“common shares”) are listed for trading on the Toronto Stock Exchange (“TSX”) under the symbol “APLI”. The Company also trades in the United States on the OTCPink Exchange. The address of its principal place of business is #21-1344 Summer Street, Halifax, Nova Scotia, Canada.

Going concern

These consolidated financial statements have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due.

For the year ended March 31, 2024, the Company reported a loss of $3,780,910 (2023 - $9,243,014) and an accumulated deficit of $69,093,116 (2023 - $65,312,206). In addition to repaying or refinancing the Company’s debt facilities that mature in the next twelve months and funding its ongoing working capital requirements, the Company must secure sufficient funding through financing activities to cover research and development expenditures to advance the programs in its pipeline that are planned for the next twelve months. These circumstances lend significant doubt as to the ability of the Company to fund planned expenditures and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern.

The ability of the Company to repay or refinance its debt facilities and fund working capital requirements to advance its programs in its pipeline is dependent on successfully closing the proposed transaction with Aditxt, Inc (“Aditxt”) (note 18) or raising additional financing through equity and/or non-dilutive funding and/or partnerships. There can be no assurance that additional financing will be available on acceptable terms or at all. If the Company is unable to obtain additional financing when required, Appili may have to substantially reduce or eliminate planned expenditures. Management is evaluating alternatives to secure additional financing so that the Company can continue to operate as a going concern. Nevertheless, there is no assurance that these initiatives will be successful.

The Company’s ability to continue as a going concern is dependent on its ability to successfully complete the proposed transaction with Aditxt (note 18) and/or raise funding to satisfy its debt and working capital requirements and fund its research and development programs. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation

Basis of presentation

The Company prepares its consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and Part I of the Chartered Professional Accountants of Canada Handbook – Accounting.

The policies applied in these consolidated financial statements are based on IFRS Accounting Standards issued and outstanding as of June 25, 2024, the date the Board of Directors approved the consolidated financial statements.

The material accounting policies used in the preparation of these consolidated financial statements are described below.

Consolidation

The financial statements of the Company consolidate the accounts of Appili Therapeutics Inc. and its subsidiary. All intercompany transactions, balances and unrealized gains and losses from intercompany transactions are eliminated on consolidation. There are no non-controlling interests, therefore, all loss and comprehensive loss is attributable to the shareholders of the Company.

Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

Foreign currency translation

i)	Functional and presentation currency

Items included in the consolidated financial statements of each consolidated entity of the Company are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Primary and secondary indicators are used to determine the functional currency (primary indicators have priority over secondary indicators). The primary indicator that applies to the Company is the currency that mainly influences revenues and expenses. Secondary indicators include the currency in which funds from financing activities are generated. The Company operates one subsidiary with a US Dollar functional currency. An assessment of the primary and secondary indicators for the subsidiary is performed to determine the functional currency of the subsidiary, which is then translated into Canadian dollars, the Company’s presentation currency. The financial statements of the consolidated entity that has a U.S Dollar functional currency (“foreign operations”) which is translated into Canadian dollars as follows:

a)	assets and liabilities – at the closing rate at the date of the consolidated balance sheet; and

b)	income and expenses – at the transaction date.

All resulting exchange differences are recognized in other comprehensive income (loss) as foreign currency translation adjustments.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation (continued)

Foreign currency translation (continued)

ii)	Transactions and balances

Foreign currency transactions are translated into the functional currency of the Company using the exchange rates prevailing at the dates of these transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than the Company’s functional currency are recognized in the consolidated statements of loss and comprehensive loss, within general and administrative expenses.

Investment tax credits

The benefits of investment tax credits (“ITCs”) for scientific research and experimental development (“SR&ED”) expenditures are recognized in the year the qualifying expenditure is made providing there is reasonable assurance of recoverability. The ITCs recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by taxation authorities. The ITCs are recorded as government assistance in the consolidated statements of loss and comprehensive loss.

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount is reported in the consolidated statements of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires.

Recognition of day one gain or loss on derivative financial instruments

The fair value of an investment at initial recognition is often the transaction price, unless there is evidence that the fair value of the instrument is different when compared with other observable current market transactions in the same instrument, or based on a valuation technique whose variables include only data from observable markets. Such financial instruments are initially recognized at the transaction price, which is the best indicator of fair value, although the market value derived by independent valuers may differ. The difference between the transaction price and the market value (the day one gain or loss), is not recognized immediately for accounting purposes in the consolidated statements of loss and comprehensive loss and is instead recognized through the consolidated statements of loss and comprehensive loss progressively as the instrument is settled. Any subsequent measurement of the instrument excludes the balance of the deferred day one gain or loss.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation (continued)

Financial instruments (continued)

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized as the proceeds received, net of direct issue costs.

Compound instruments

The component parts of loan arrangements entered by the Company are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar instrument. This amount is recorded as a liability on an amortized cost basis using the effective interest method until extinguished.

Transaction costs that relate to obtaining the loan are allocated to the liability and compound instruments in proportion to the allocation of the gross proceeds. Transaction costs relating to the equity component are recognised directly in equity. Transaction costs relating to the liability component are included in the carrying amount of the liability component.

Classification and subsequent measurement

Financial instruments are classified into the following specified categories: amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The classification depends on the nature and purpose of the financial instrument and is determined at the time of initial recognition. Financial instruments do not include amounts due to or from government entities.

Derivatives embedded in contracts where the host is a financial liability are separated from the host debt contract and accounted for separately at FVOCI, unless an election is made to account for the whole debt instrument at FVTPL or if they are not closely related to the host contract.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation (continued)

Classification and subsequent measurement (continued)

The Corporation has implemented the following classifications:

●	Cash, and amounts receivable are classified as amortized cost. After their initial fair value measurement, they are measured at amortized cost using the effective interest method; and accounts payable and accrued liabilities, deferred credit and long-term debt are classified as amortized cost. After their initial fair value measurement, they are measured at amortized cost using the effective interest method.

Impairment of financial assets

The Company applies the simplified method of the expected credit loss model required under IFRS 9. Under this method, the Company estimates a lifetime expected loss allowance for all receivables. Receivables are written off when there is no reasonable expectation of recovery.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows. The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. The carrying amount of a replaced asset is derecognized when replaced. Repairs and maintenance costs are charged to the consolidated statements of loss and comprehensive loss during the year in which they are incurred.

The major categories of property and equipment are depreciated per year as follows:

Office furniture	20%
Laboratory furniture	20%
Laboratory equipment	20%
Computers	30%

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate. Gains and losses on disposals of property and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included as part of general and administrative expenses in the consolidated statements of loss and comprehensive loss.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation (continued)

Impairment of non-financial assets

Property and equipment are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“cash-generating units” or “CGUs”). The recoverable amount is the higher of an asset’s fair value less the costs to sell, and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

The Company evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Income tax

Income tax is comprised of current and deferred income tax. Income tax is recognized in the consolidated statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

In general, deferred income tax is recognized in respect of temporary differences including non-refundable ITCs arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the consolidated statements of financial position dates and are expected to apply when the deferred income tax asset or liability is settled. Deferred income tax assets are recognized to the extent that it is probable that the assets can be recovered. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except, in the case of subsidiaries, where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Share-based compensation

The Company grants equity-settled share options periodically to certain employees, directors, officers and advisors.

The majority of the stock options vest over 3 years and have a contractual life of ten years. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Fair value of each tranche is measured at the date of grant using the Black-Scholes valuation model. Compensation expense is recognized over the tranche’s vesting period by increasing contributed surplus based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately in the consolidated statements of loss and comprehensive loss.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation (continued)

Share capital and warrants

Common shares and warrants are classified as equity. Incremental costs directly attributable to the issuance of common shares and warrants are recognized as a reduction from the proceeds in equity in the period that the transaction occurs.

The Company has adopted a relative fair value method with respect to the measurement of shares and warrants issued as public offering units. The relative fair value method allocates value to each component on a pro rata basis, based on the fair value of the components calculated independently of one another. The Company measures the fair value of the warrant component of the unit using the Black-Scholes valuation model. The unit value is then allocated, pro rata, between the two components.

Research and development

All research costs are expensed in the period incurred. Development costs are expensed in the period incurred, unless they meet the criteria for capitalization, in which case they are capitalized and then amortized over the useful life. Development costs are written off when there is no longer an expectation of future benefits. No development costs have been capitalized to date.

Clinical trial expenses result from obligations under contracts with vendors, consultants and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods in which materials or services are provided to the Company. The appropriate level of clinical trial expenses is reflected in the Company’s consolidated financial statements by matching period expenses with period services and efforts expended. These expenses are recorded according to the progress of the clinical trial as measured by subjects’ progression and the timing of various aspects of the clinical trial. Clinical trial accrual estimates are determined through discussions with internal clinical personnel and outside service providers as to the progress or state of completion of clinical trials, or the services completed. Service provider status is then compared to the contractually obligated fees to be paid for such services. During the course of a clinical trial, the Company may adjust the rate of the clinical expense recognized if actual results differ from management’s initial estimates.

Government grants and assistance

Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received, and the Company will comply with all attached conditions. All grants are recorded as government assistance in the consolidated statements of loss and comprehensive loss.

Loans received from government entities are recognized initially at fair value, with the difference between the fair value of the loan and the amount received, being recorded as government assistance in the consolidated statements of loss and comprehensive loss to the extent that the loan reimburses previously incurred expenses.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation (continued)

Revenue recognition

In general, when applicable, revenues will be recognized as the Company satisfies its performance obligations under the terms of the contract. Performance obligations are considered to be satisfied when the customer obtains control of the related asset. Revenue streams may include: (i) milestone payments generated on entering into potential contractual partnerships and achieving development and sales milestones; (ii) future royalties or profit share generated from the eventual commercialization of the Company’s products; and (iii) amounts generated for providing formulation and research support services related to existing licencing and research agreements with partners.

The Company currently has a licence agreement that includes an upfront payment, milestone payments and royalty payments. The Company also has a collaboration, development and supply agreement, in which the Company will receive a profit share on Canadian and US commercial sales for a specified term and is eligible to receive royalties on the rest of world sales. Revenues associated with those multiple element arrangements are allocated to the various elements based on each unit’s fair value or using the residual method, and the applicable revenue recognition criteria are applied to each of the separate units.

Licence fees representing non-refundable payments received on the execution of licence agreements are recognized as revenue on execution of the licence agreements when the Company has no significant future performance obligations and collectability of the fees is reasonably assured.

Leases

Under IFRS 16, the Company assesses whether a contract is or contains a lease based on the definition of a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:

●	the contract involves the use of an identified asset, specified either explicitly or implicitly, that is physically distinct, and usage represents substantially all of the capacity of the asset;
●	the Company has the right to obtain substantially all of the economic benefits from the use of the asset; and
●	the Company has the right to direct use of the asset, which is evidenced by decision-making rights to direct how and for what purpose the asset is used.

The Company recognizes an asset and a lease liability at the lease commencement date.

The asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred, less any incentives received. The asset is subsequently depreciated using the declining balance method from the commencement date to the earlier of the end of the useful life of the asset or the end of the lease term. The estimated useful lives of leased assets are determined on the same basis as those of property and equipment.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

2	Summary of material accounting policies and basis of preparation (continued)

Leases (continued)

The carrying amount of the leased asset is reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability, if any.

The lease liability is initially measured at the present value of future lease payments, discounted using the interest rate implicit in the lease, or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. The lease liability is subsequently measured at amortized cost using the effective interest method. The lease liability is remeasured if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. If the lease liability is remeasured in this way, a corresponding adjustment will be made to the carrying amount of the leased asset, or recorded in the consolidated statements of loss and comprehensive loss if the carrying value of the leased asset is zero.

The Company has elected not to recognize assets and lease liabilities for short-term leases with a term of 12 months or less and leases of low value assets. The lease payments associated with these leases will be recognized as an expense in the consolidated statements of loss and comprehensive loss over the lease term.

Adoption of New Accounting Standards

Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

The amendments require the disclosure of ‘material’, rather than ‘significant’, accounting policies. The amendments also provide guidance on the application of materiality to disclosure of accounting policies, assisting entities to provide useful, entity-specific accounting policy information that users need to understand other information in the consolidated financial statements. The amendments are effective for annual reporting periods beginning on or after January 1, 2023.

Although adoption of the amendments did not result in any changes to accounting policies, they impacted the accounting policy information disclosed in the financial statements. Management reviewed the accounting policies and made updates to the information disclosed in Note 2 Material Accounting Policies (2022 – Significant Accounting Policies) in certain instances in line with the amendments.

Amendments to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors re: Definition of Accounting Estimates

The amendments introduce the definition of accounting estimates and include other amendments to IAS 8 to help entities distinguish changes in accounting estimates from changes in accounting policies. The amendments are effective for annual periods beginning on or after January 1, 2023 and changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. The adoption of these amendments did not have a material impact on the consolidated financial statements.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

3	Critical accounting estimates and judgments

Adoption of New Accounting Standards (continued)

The Company makes estimates and assumptions concerning the future that will, by definition, seldom equal actual results.

The following estimates and judgments have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Ability to continue as a going concern

In order to assess whether it is appropriate for the Company to continue as a going concern, management is required to apply judgment and make estimates with respect to future cash flow projections.

In arriving at this judgment, there are a number of assumptions and estimates involved in calculating these future cash flow projections. This includes making estimates regarding the timing and amounts of future expenditures and the ability and timing of raising additional financing.

Calculation of carrying amounts of long-term debt

Atlantic Canada Opportunities Agency (“ACOA”) Atlantic Innovation Fund (“AIF”) loan

The Company has an interest-free AIF government loan from ACOA with a maximum contribution of $2,803,148. The annual repayments, commencing December 1, 2022, until the advances are repaid, are calculated as 5% of gross revenue from a specific product for the preceding fiscal year. As at March 31, 2024, $33,700 (2023- $16,725) is included in current liabilities in the consolidated statement of financial position.

The initial fair value of the ACOA AIF loan is determined by using a discounted cash flow analysis for the loan, which requires a number of assumptions. The difference between the face value and the initial fair value of the ACOA AIF loan is recorded in the consolidated statements of loss and comprehensive loss as government assistance. The carrying amount of the ACOA AIF loan requires management to adjust the long-term debt to reflect actual and revised estimated cash flows whenever revised cash flow estimates are made or new information related to market conditions is made available. Management recalculates the carrying amount by computing the present value of the estimated future cash flows at the original effective interest rate. Any adjustments are recognized in the consolidated statements of loss and comprehensive loss as accreted interest after initial recognition.

The significant assumptions used in determining the discounted cash flows include estimating the amount and timing of future revenue for the Company and the discount rate. The Company’s estimates of future revenues are derived from several significant assumptions including estimated time to market, expected future selling price, potential target market, estimated market penetration, the product’s shelf-life, returns provision, number of years of exclusivity and estimated royalty rate.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

3	Critical accounting estimates and judgments (continued)

Calculation of carrying amounts of long-term debt (continued)

As the ACOA AIF loan is repayable based on a percentage of gross revenue from the Company’s product, ATI-1501, if any, the determination of the amount and timing of future revenue significantly impacts the initial fair value of the loan, as well as the carrying value of the ACOA AIF loan at each reporting date. The Company is still in the development stage for this infectious disease product and accordingly, determination of the amount and timing of revenue, if any, requires significant judgment by management.

The discount rate determined on initial recognition of the ACOA AIF loan is used to determine the present value of estimated future cash flows expected to be required to settle the debt. In determining the appropriate discount rates, the Company considered the weighted average cost of capital for the Company, risk adjusted based on the development risks of the Company’s product. The ACOA AIF loan is repayable based on a percentage of gross revenue from the Company’s product, ATI-1501, if any; accordingly, finding financing arrangements with similar terms is difficult. Management used a discount rate of 26.7% to discount the ACOA AIF loan.

The Company signed a licence agreement for the US development and commercialization rights for ATI-1501 with pharmaceutical company Saptalis Pharmaceuticals Inc. (“Saptalis”) in December 2019, which included an upfront payment, future milestone payments and future royalty payments. The Company performed the following sensitivity analysis on the basis that each change in the assumption being analyzed is made assuming the other assumptions remain the same.

●	If the forecasted revenue was 10% higher or lower, the carrying value of the long-term debt would be $33,900 higher or $34,100 lower, respectively.

●	If the total forecasted revenue were reduced to $nil, no amounts would be forecast to be repaid on the ACOA AIF loan and the ACOA AIF loan payable at March 31, 2024 would be recorded at $nil, which would be a reduction in the ACOA AIF loan payable of $466,400.

●	If the timing of the receipt of forecasted future revenue was earlier or later by one year, the carrying value of the long-term debt at March 31, 2024 would have been an estimated $60,700 higher or $84,600 lower, respectively.

Any changes in the amounts recorded on the consolidated statements of financial position for the ACOA AIF loan result in an offsetting charge to accreted interest after initial recognition in the consolidated statements of loss and comprehensive loss.

Equity-settled share-based compensation

The Company estimates the cost of equity-settled share-based compensation using the Black-Scholes valuation model. The model takes into account the estimate of the expected life of the option, the current price of the underlying share, the expected volatility, an estimate of future dividends on the underlying common share, the risk-free rate of return expected for an instrument with a term equal to the expected life of the option and the expected forfeiture rate.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

4	Amounts receivable

	2024	2023
	$	$

Sales tax receivable	71,310	50,978
Amounts due from USAFA	1,075,028	-
Other receivable	11,697	69,006
	1,158,035	119,984

During the year, the Company entered into a contract with USAFA to fund the early-stage development and regulatory activities for ATI-1701 amounting to US$13,966,218 (C$18,752,441). Of this amount, US$10,940,578 (C$14,824,483) is allotted and currently available. If additional funds are not made available by USAFA, then the agreement will be terminated, and the Company is not obligated to continue with the related research activities or incur costs in excess of the amount allotted.

Under the terms of its contract with USFA, the Company will be reimbursed for direct costs and labour costs associated with budgeted program activities, and a portion of its overhead costs. The contract period of performance is May 5, 2023 to September 30, 2025. In the event of a termination, USAFA will retain the USAFA purpose licence for the invention, copyright work, and data made or developed under the contract.

For the year ended March 31, 2024, the Company recognized the reimbursement of costs of $5,710,558 (2023 - $nil) as government assistance.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

5	Property and equipment

Property and equipment consist of the following:

	Office Furniture	Laboratory Furniture	Laboratory Equipment	Computers	Total
	$	$	$	$	$
Opening net book value (“NBV”) - March 31, 2023	2,978	570	28,800	9,899	42,247
Additions	-	-	-	3,175	3,175
Disposals
Cost	(654)	(968)	(71,575)	-	(73,197)
Accumulated depreciation	486	730	47,435	-	48,651
Depreciation	(705)	(83)	(1,164)	(4,314)	(6,266)
	2,105	249	3,496	8,760	14,610
At March 31, 2023
Cost	7,009	1,208	15,022	32,308	55,547
Accumulated depreciation	(4,904)	(959)	(11,526)	(23,548)	(40,937)
	2,105	249	3,496	8,760	14,610
Opening NBV - March 31, 2024
Additions	-	-	22,846	6,871	29,717
Disposals
Cost	(1,219)	(1,208)	-	-	(2,427)
Accumulated depreciation	876	1,028	-	-	1,904
Depreciation	(675)	(69)	(5,735)	(7,183)	(13,662)
	1,087	-	20,607	8,448	30,142
At March 31, 2024
Cost	5,790	-	37,868	39,179	82,837
Accumulated depreciation	(4,703)	-	(17,260)	(30,731)	(52,695)
	1,087	-	20,607	8,448	30,142

Depreciation expense of $5,804 (2023 - $1,248) is included in research and development expenses and depreciation expense of $7,858 (2023 - $5,018) is included in general and administrative expenses.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

6	Amounts due to directors

During the year ended March 31, 2024, the Company incurred $303,611 (2023 - $302,855) of directors’ fees earned by the independent members of the Board of Directors who are not employees, officers or are greater than 10% shareholders of the Company. As at March 31, 2024, $75,750 (2023 - $75,750) was due to those individuals. These costs are included in accounts payable and accrued liabilities in the consolidated statements of financial position.

7	Due to related party and related transactions

The Company’s Chair of the Board of Directors (formerly Chief Executive Officer) is a partner of Bloom Burton & Co. (“Bloom Burton”), which is a principal shareholder of the Company. For the year ended March 31, 2024, the Company was charged $nil (2023 - $269,975) for services performed by the former Chief Executive Officer and no directors fees were paid in current or prior year. As at March 31, 2024, $nil (2023 - $342,346) is included in accounts payable and accrued liabilities owing to the former Chief Executive Officer in accordance with his employment contract, which was terminated on November 12, 2022 due to his change in role. The Company granted 975,000 (2023– nil) to the former Chief Executive Officer during the year ended March 31, 2024.

For the year ended March 31, 2024, the Company was charged $208,189 (2023 - $205,345) for consulting services in relation to business development activities by Bloom Burton Securities Inc., an affiliate of Bloom Burton.

For the year ended March 31, 2024, no compensation warrants were issued. For the year ended March 31, 2023, the Company issued 1,189,579 compensation warrants valued at $50,057 and paid $315,000 in cash commission to Bloom Burton Securities Inc, resulting from the May 2022 Public Offering (as detailed in note 10).

8	Revenue

During the year ended March 31, 2024, the Company earned $ 827,407 (2023 - $334,177). This includes $815,710 from milestone revenue for ATI-1501 program (2023 - $334,177) and $11,697 from royalties earned on the sale of ATI-1501 drugs (2023 - $nil).

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

9	Long-term debt

	2024	2023
	$	$

ACOA Business Development Program interest-free loan with a maximum contribution of $500,000 repayable in 120 equal monthly payments of $4,167 beginning April 1, 2018. As at March 31, 2024, the principal outstanding was $237,500 (2023- $287,500) and has been recorded at an effective interest rate of 12%	180,400	207,000

ACOA Business Development Program interest-free loan with a maximum contribution of $500,000 repayable in 84 equal monthly payments of $5,952 beginning January 1, 2019. As at March 31, 2024, the principal outstanding was $178,592 (2023- $250,016) and has been recorded at an effective interest rate of 12%	153,600	203,300

ACOA Business Development Program interest-free loan with a maximum contribution of $474,839 repayable in 120 equal monthly payments of $3,960 beginning March 1, 2020. As at March 31, 2024, the principal outstanding was $316,440 (2023- $363,960) and has been recorded at an effective interest rate of 12%	217,200	237,300

ACOA Atlantic Innovation Fund (‘AIF’) interest-free loan with a maximum contribution of $2,803,148. Annual repayments, which commenced on December 1, 2021 are calculated as 5% of gross revenue from resulting products for the preceding fiscal year. As at March 31, 2024, the amount drawn down on the loan is $2,796,139 (2023- $2,662,990) and has been recorded at an effective interest rate of 26.8%	466,400	398,225

Long Zone Holdings Inc. (LZH) secured loan bearing an interest rate of the higher of 11% or the US prime lending rate plus 3.25% per year plus 4% per year fixed maintenance fee (2023 - higher of 11% or the US prime lending rate plus 3.25% per year plus 4% per year fixed maintenance fee, compounded quarterly, with a maturity date of March 15, 2025. As at March 31, 2024, the principal outstanding was US$3,600,000 (2023- US$3,600,000)	4,751,898	4,659,128

Long Zone Holdings Inc. (LZH) secured loan bearing an interest rate of the higher of 11% or the Canadian prime lending rate plus 4.3% per year, plus 4% per year fixed maintenance fee, compounded quarterly, with a maturity date of March 15, 2025. As at March 31, 2024, the principal outstanding was $2,500,000 (2023- $2,500,000)	2,133,672	1,960,392

Bloom Burton unsecured bridge loan bearing an interest rate of 1% per annum for the first month increasing to 2% thereafter (average rate during the period was 2%) and matures the earlier of July 31, 2024 or certain corporate events. As at March 31, 2024, the principal outstanding was $300,000 (2023- $nil)	281,687	-
	8,184,857	7,665,345
Less: Current Portion	(7,309,657)	(113,125)
	875,200	7,552,220

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

9	Long-term debt (continued)

ACOA Loans

Total contributions received, less amounts that have been repaid as at March 31, 2024 for ACOA loans, were $3,528,671 (2023 - $3,564,466). Certain ACOA loans require approval by ACOA before the Company can pay dividends or other distributions, or before there is any change in ownership of the Company.

Bloom Burton unsecured bridge loan

On June 28, 2023, the Company obtained an unsecured bridge loan (the “Bridge Loan”) from Bloom Burton, a related party (see note 7) amounting to $300,000. The Bridge Loan bears interest at 1% per annum for the first month increasing to 2% thereafter and under the original terms matured on the earlier of September 28, 2024, or the date on which the Company receives aggregate reimbursements from USAFA of not less than $2,500,000.

On December 1, 2023 and March 30, 2024, the Company and Bloom Burton agreed to amend the terms of the Bridge Loan. Under the amended terms, the Bridge Loan will now mature on July 31, 2024, subject to acceleration in connection with certain corporate events. The change in the fair value of the loan as a result of the modifications was $22,655 and recognized as additional financing costs in the consolidated statement of loss and comprehensive loss.

The Bridge Loan was recorded at fair value at inception. The fair value was calculated using the discounted cashflow method using a discount rate of 24% based on the estimated market interest rate of comparable debt. The fair value was determined to be $238,236 and the discount of $61,764 has been accounted for as a transaction with a shareholder and credited to equity as contributed surplus.

Interest on the Bridge Loan is accrued monthly on the last business day of each successive month, commencing July 31, 2023. Prior to the maturity date, interest accrued under the Bridge Loan is added to the principal amount.

The costs associated directly with the acquisition of the Bridge Loan for legal and other fees amounting to $18,011 were capitalized and deducted from the initial carrying value of the loan and are amortized on a straight-line over the term of the Bridge Loan.

LZH Secured Loans

On March 28, 2022, the Company executed a senior secured loan agreement (the “Agreement”) with LZH providing for a secured loan for gross proceeds of $4,500,000 (US$3,600,000) (the “First Tranche Loan”).

Under the terms of the Agreement, LZH obtained the First Tranche Loan bearing a minimum interest rate of 8.5% or the US Prime Lending rate plus 5.25% per year, compounded quarterly and paid in arrears, maturing on March 28, 2025. The loan is secured by a general security over all the assets of the Company, including intellectual property. The Agreement provides for early prepayment option and various default events which trigger a default penalty interest of an additional 5% to be paid. These features represent embedded derivatives requiring bifurcation. The Company determined the fair value of these embedded derivatives to be nominal at inception.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

9	Long-term debt (continued)

LZH Secured Loans (continued)

The Company received net proceeds of $4,297,646 (US$3,438,117) after deducting fees paid to LZH for origination fee, work fee and other costs totaling $202,354 (US$161,883). The Company also paid legal, professional and other costs amounting to $99,464. Total costs of $301,818, relating directly to the acquisition of the loan were capitalized and deducted from the initial carrying value of the loan.

Concurrently with the loan, the Company issued 1,500,000 common share purchase warrants, exercisable over seven years at an exercise price of $0.115. The fair value of the warrants on the date of issuance was $117,627.

Concurrently with the loan, the Company entered into an agreement which, subject to obtaining certain consents by the due date, entitled LZH an exclusive licence to commercialize the Company’s future approved products in Latin America, Canada, and Israel. The fair value of the agreement at inception was estimated at $117,627, with the respective portion of the loan proceeds allocated to the transaction and recorded as deferred credit in the consolidated statement of financial position. As the Company was not able to secure the required consents, additional 1,500,000 warrants were issued to LZH on December 28, 2022 (note 12), and the deferred credit was recognized as the fair value of the additional warrants in the consolidated statement of changes in shareholders’ equity.

On March 17, 2023, the Company entered into an amended and restated secured loan agreement (the “Amended Loan Agreement”) with LZH, amending and restating the Agreement. Pursuant to the terms of the Amended Loan Agreement, LZH provided an additional loan (the “Second Tranche Loan”) of $2,500,000, which supplements the First Tranche Loan (collectively with Second Tranche Loan, the “Loans”). The Loans mature on March 15, 2025, bearing the following terms:

●	The interest rate on the First Tranche Loan was amended, to be the higher of 11% or the US prime lending rate plus 3.25%;

●	Second Tranche Loan, higher of 11% or the Canadian prime lending rate plus 4.3%;

●	Loans include a prepayment feature at the option of the Company, which requires interest to be paid to the maturity date from the payment date;

●	Loans include a default interest feature whereby the Company will owe 5% in additional interest if an event of default occurs.

●	Loans require the Company to maintain a minimum cash balance of US$360,000 at all times, unless a waiver is obtained from LZH. On September 27, 2023, the Company entered into an agreement with LZH to temporarily waive the minimum cash balance requirement to April 1 ,2024. On April 1, 2024 (see note 18), LZH waived the minimum cash balance requirement.

●	Loans also require that the Company obtain certain additional funding of not less than $10 million on or before March 31, 2024. On April 1, 2024 (see note 18), LZH waived this requirement.

●	Interest is compounded quarterly and paid in arrears. In addition, a 4% per year fixed maintenance fee is payable on the Loans to LZH.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

9	Long-term debt (continued)

LZH Secured Loans (continued)

Concurrently with the Second Tranche Loan, the Company issued 6,930,000 common share purchase warrants, exercisable over seven years at an exercise price of $0.045. The fair value of the warrants on the date of issuance was $279,378 (note 12).

The Company received net proceeds of $2,199,348 after deducting fees paid to LZH for origination fee, legal and other fees amounting to $300,652 on the Second Tranche Loan. The Company allocated the net proceeds of the Second Tranche Loan to the Second Tranche Loan and the common share purchase warrants on a reasonable basis, proportionately based on their relative stand-alone fair values of the instruments. Based on the proportionate relative fair value, $1,953,568 was allocated to the Second Tranche Loan and $245,780 was allocated to the common share purchase warrants.

Total costs associated with the Second Tranche Loan of $300,652 was allocated to the Second Tranche Loan and the common share purchase warrants on a reasonable basis, proportionately based on their relative stand-alone fair values of the instruments. Based on the proportionate relative fair value $267,054 was allocated to the Second Tranche Loan and deducted from the initial loan, and $33,598 to the common share purchase warrants.

The fair value of the LZH secured loans is as follows:

$
LZH secured loan - March 31, 2022	3,962,928
Proceeds from Second Tranche Loan	2,500,000
Costs associated with acquisition of the loan	(267,054)
Fair value of the warrants issued	(279,378)
Loss due to modified terms of First Tranche Loan	144,241
Accreted interest	186,417
Unrealized foreign exchange loss	372,366
LZH secured loans - March 31, 2023	6,619,520
Accreted interest	301,406
Unrealized foreign exchange gain	(35,356)
LZH secured loans - March 31, 2024	6,885,570

Minimum annual repayments of long-term debt over the next five years (listed below), do not include potential ACOA Atlantic Innovation Fund repayments beyond 2024, since these are not determinable at this time:

$
Year ending March 31, 2025	7,309,657
March 31, 2026	118,381
March 31, 2027	101,342
March 31, 2028	75,325
March 31, 2029	72,250
7,676,955

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

9	Long-term debt (continued)

Net debt reconciliation

	2024	2023
	$	$
Balance - Beginning of period	7,665,345	4,978,683
Accreted interest, cash	(72,521)	(83,377)
Accreted interest	485,576	529,704
Unrealized foreign exchange translation (LZH)	(35,356)	372,366
Net proceeds from LZH secured loans	-	1,953,568
Net proceeds from Bridge Loan	300,000	-
Fair value adjustment recorded of Bridge Loan	(61,764)	-
Repayment of debt	(96,423)	(85,599)
Balance - End of period	8,184,857	7,665,345
Less: Current Portion	(7,309,657)	(113,125)
Non-current portion	875,200	7,552,220

Financing costs consist of the following for the year ended March 31:

	2024	2023
	$	$
Accreted interest on government loans & LZH secured loans	485,576	529,704
Interest on LZH secured loans	1,145,429	422,138
Loss due to modified terms of First Tranche loan	-	144,241
	1,631,005	1,096,083

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

10	Share capital

Authorized

Unlimited number of Class A common shares

Unlimited number of Class B non-voting common shares (nil outstanding)

Unlimited number of preferred shares (nil outstanding)

Issued

Class A common shares

	Number of
	Shares	Amount
	#	$
Balance - March 31, 2022	71,266,120	39,653,314
Issued for cash	50,000,000	3,214,286
Less: share issuance costs	-	(544,241)
Balance - March 31, 2023	121,266,120	42,323,359

Balance - March 31, 2024	121,266,120	42,323,359

On May 26, 2022, the Company completed a prospectus offering (“May 2022 Public Offering”) of 50,000,000 units at a price of $0.09 per unit, for aggregate gross proceeds of $4,500,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to acquire one common share of the Company at an exercise price of $0.15 for a period of five years, expiring on May 26, 2027. The Company allocated the gross proceeds of the May 2022 Public Offering to the common share and the common share purchase warrants on a reasonable basis, proportionately based on their relative stand-alone fair values of the instruments. Based on the proportionate relative fair values, $3,214,286 was allocated to the common shares and $1,285,714 to the common share purchase warrants.

Total costs associated with the May 2022 Public Offering are $761,955, including cash costs for commissions of $315,000, professional fees and regulatory costs of approximately $306,955 and 3,500,000 compensation warrants issued as commissions to the agents valued at approximately $140,000. Each compensation warrant entitles the holder to acquire one common share of the Company at an exercise price of $0.095 for a period of two years, expiring on May 26, 2024. The Company allocated the total costs of the May 2022 Public Offering to the common share and the common share purchase warrants on a reasonable basis, proportionately based on their relative stand-alone fair values of the instruments. Based on the proportionate relative fair values, $544,241 was allocated to the common shares and $217,714 to the common share purchase warrants.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

11	Contributed surplus

The change in contributed surplus as presented in the consolidated statement of changes in shareholders’ equity is as follows:

Amount
$
Balance- March 31, 2022	5,013,399
Vesting of stock options	875,124
Warrants expired	524,440
Balance- March 31, 2023	6,412,963
Vesting of stock options	191,346
Fair value adjustment of Bridge Loan	61,764
Warrants expired	6,203,902
Balance- March 31, 2024	12,869,975

The Board of Directors of the Company has established a stock option plan (the “Plan”) under which options to acquire common shares of the Company are granted to directors, employees and other advisors of the Company. The maximum number of common shares issuable under the Plan shall not exceed 10% of the issued and outstanding common shares at the date of such grant. If any option expires or otherwise terminates for any reason without having been exercised in full, or if any option is exercised in whole or in part, the number of shares in respect of which option is expired, terminated or was exercised shall again be available for the purposes of the Plan.

Stock options are granted with an exercise price determined by the Board of Directors, which is the market price of the shares on the day preceding the award. The term of the option is determined by the Board of Directors, not to exceed ten years from the date of the grant. The vesting of the options is determined by the Board and is typically 33 1/3% every year after the date of grant.

In the event that the option holder should die while he or she is still a director, employee or other advisor of the Company, the expiry date shall be one (1) year from the date of death of the option holder, not to exceed the original expiry date of the option. In the event that the option holder ceases to be a director, employee or other advisor of the Company other than by reason of death or termination, the expiry date of the option shall be three (3) months following the date the option holder ceases to be a director, employee or other advisor of the Company, not to exceed the original expiry date of the option.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

11	Contributed surplus (continued)

On November 13, 2022, the Company granted 1,000,000 stock options, to the newly appointed President & Chief Executive Officer on appointment, under Appili’s Stock Option Plan. The stock options will be exercisable at $0.04 per share and will have a term of ten years and will vest over a period of three years.

On January 4, 2023 the Company terminated and cancelled 4,305,990 stock options with a strike price in excess of $0.13 to purchase Class A common shares of the Company, resulting in additional stock based compensation expense of $368,777 in the consolidated statement of loss and comprehensive loss.

On May 15, 2023, the Company granted 4,673,250 stock options under Appili’s Stock Option Plan. The stock options will be exercisable at $0.04 per share and will have a term of ten years. 3,487,500 options vest immediately and 1,185,750 will vest over a period of three years.

On November 15, 2023, the Company granted 140,000 stock options under Appili’s Stock Option Plan. The stock options will be exercisable at $0.04 per share and will have a term of ten years and will vest immediately.

The fair value of stock options is estimated using the Black-Scholes valuation model. Due to the absence of company specific volatility rates, the Company determined the expected volatility of these stock options using the average volatility of biotechnology companies traded on the Toronto Stock Exchange and the TSX Venture Exchange.

During the year ended March 31, 2024, 4,813,250 stock options (2023– 1,000,000) with a weighted average exercise price of $0.04 (2023 - $0.04), a term of 10 years (2022 – 10 years). The value of these stock options was estimated at $191,830 (2023 - $40,000) which is a weighted average grant date value per option of $0.04 (2023 - $0.04) using the Black -Scholes valuation model and the following weighted average assumptions:

	2024	2023
Risk-free interest rate	3.80%	3.15%
Expected volatility	120%	110%
Expected life (years)	10	10
Dividend yield	-	-

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

11	Contributed surplus (continued)

Option activity for the years ended March 31, 2024, and 2023 was as follows:

		2024		2023
		Weighted		Weighted
		average		average
	Number	exercise price	Number	exercise price
	#	$	#	$

Outstanding - Beginning of period	3,168,750	0.10	9,276,490	0.67
Granted	4,813,250	0.04	1,000,000	0.04
Forfeited	(25,000)	0.04	(879,584)	0.43
Cancelled	-	-	(4,305,990)	0.84
Expired	-	-	(1,922,166)	0.81
Outstanding - End of period	7,957,000	0.06	3,168,750	0.10

The weighted average exercise price of options exercisable at March 31, 2024, is $0.07 (2023 - $0.10). As at March 31, 2024, the following options were outstanding:

Exercise price	Opening	Issued	Forfeited	Closing	Exercisable	Expiry	Average remaining
0.13	2,168,750	-	-	2,168,750	1,889,167	December 8, 2031	7.69
0.04	1,000,000	-	-	1,000,000	333,333	November 12, 2032	8.62
0.04	-	4,673,250	(25,000)	4,648,250	3,347,500	May 15, 2033	9.13
0.04	-	140,000	-	140,000	140,000	November 15, 2033	9.63
	3,168,750	4,813,250	(25,000)	7,957,000	5,710,000

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

12	Warrants

Warrant activity for the years ended March 31, 2024 and 2023 was as follows:

		Weighted
		average
	Number	exercise price
	#	$
Outstanding - March 31, 2022	22,203,037	1.14
Granted	36,930,000	0.12
Expired	(885,158)	1.20
Outstanding - March 31, 2023	58,247,879	0.49
Expired	(13,391,005)	1.29
Outstanding - March 31, 2024	44,856,874	0.25

The Company completed the May 2022 Public Offering (see note 10) and issued 25,000,000 common share purchase warrants exercisable for a period of 5 years at an exercise price of $0.15 per share, valued at $1,285,714 on May 26, 2022. The Company also issued 3,500,000 compensation warrants as commissions to the agents exercisable for a term of 2 years at an exercise price of $0.10 per share, valued at $140,000 on May 26, 2022.

On March 28, 2022, the Company issued 1,500,000 common share purchase warrants to LZH, for a term of seven years at an exercise price of $0.115 per share, valued at $117,627 on March 28, 2022. On December 28, 2022, an additional 1,500,000 warrants were issued to LZH as certain consents required by the licencing agreement were not obtained and the deferred credit was recognized as the fair value of the additional warrants in the consolidated statements of changes in shareholders’ equity (note 9).).

On March 17, 2023, the Company issued 6,930,000 common share purchase warrants to LZH for a term of seven years at an exercise price of $0.045 per share, valued at $279,378 on March 17, 2023 (note 9).

The weighted average value per warrant issued for the year ended March 31, 2024, was $nil (2023 - $0.05) and was determined using the Black-Scholes valuation model and following weighted average assumptions:

	2024	2023
Risk-free interest rate	-	2.76%
Expected volatility	-	112%
Expected life (years)	-	4.51
Dividend yield	-	-

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

13	Income taxes

Income tax expense differs from the tax recovery amount that would be obtained by applying the statutory income tax rate to the respective year’s net loss before income taxes as follows:

	2024	2023
	$	$
Net Loss before income taxes	(3,711,327)	(9,206,622)

Recovery based on combined federal and provincial rate of 28%	(1,062,509)	(2,630,948)
Change in deferred tax assets not recognized	103,004	2,375,921
Tax rate change on opening unrecognized deferred tax asset	36,357	39,960
Non-deductible share-based compensation	54,103	250,082
Gain on expiration of warrants	877,080	-

Other non-deductible items	61,548	1,377
Net income tax expense	69,583	36,392

Deferred tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profit is probable. The Company did not recognize deferred tax assets that can be carried forward against future taxable income.

The following reflects the balance of temporary differences of which no deferred income tax asset has been recognized:

	2024	2023
	$	$
Property and equipment	9,678	14,903
Non-capital losses	55,424,843	53,523,133
Share Issuance Costs	2,125,883	3,510,847
Scientific research and experimental development expenditures	11,658,187	11,569,851
Long-term debt	700,715	932,700
Net temporary differences	69,919,306	69,551,434

The Company has non-capital loss carry-forwards of $55,424,843 as at March 31, 2024 (2023 - $53,523,133) that expire in varying amounts from 2036 to 2044.

The Company has SR&ED expenditures for both 2024 and 2023 and will also have federal and provincial tax credits that will be available to be applied against federal and provincial taxes otherwise payable in future years. As at March 31, 2024, $1,318,650 (2023 -$1,341,322) of ITCs are receivable.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

14	Financial instruments

Financial instruments are defined as a contractual right or obligation to receive or deliver cash on another financial asset. The following table sets out the approximate fair values of financial instruments as at the consolidated statements of financial position dates with relevant comparatives:

	March 31, 2024		March 31, 2023
	Carrying Value	Fair Value	Carrying Value	Fair Value
	$	$	$	$
Cash	94,493	94,493	2,465,882	2,465,882
Amounts Receivable	1,086,725	1,086,725	69,006	69,006
Accounts Payable and accrued liabilities	4,183,176	4,183,176	2,823,001	2,823,001
Long-term debt	8,184,857	8,184,857	7,665,345	7,665,345

Assets and liabilities, such as commodity taxes, that are not contractual and arise as a result of statutory requirements imposed by governments, do not meet the definition of financial assets or financial liabilities and are, therefore, excluded from amounts receivable and accounts payable and accrued liabilities in this table.

Fair value of items, which are short-term in nature, has been deemed to approximate their carrying value. The above-noted fair values, presented for information only, reflect conditions that existed only at March 31, 2024, and do not necessarily reflect future value or amounts, which the Company might receive if it were to sell some or all of its assets to a willing buyer in a free and open market.

The fair value of the long-term debt is estimated based on the expected interest rates for similar borrowings by the Company at the consolidated statements of financial position dates. At March 31, 2024, the fair value is estimated to be equal to the carrying amount. The inputs into the determination of the fair value of the long-term debt, including the discount rate, are classified as Level 3 in the fair value hierarchy.

Risk management

The Company, through its financial assets and liabilities, has exposure to the following risks from its use of financial instruments: credit risk; market risk; and liquidity risk. Management is responsible for setting acceptable levels of risk and reviewing risk management activities as necessary.

Credit risk

Credit risk is the risk of a financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligation. The Company is exposed to credit risk on its cash, short-term investment and accounts receivable balances. The Company’s cash management policies include ensuring that the cash is deposited in Canadian chartered banks.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

14	Financial instruments (continued)

Market risk

Market risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, including interest rate risk and foreign currency risk.

Interest rate price risk

The Company has exposure to interest rate risk on its lending and borrowing activities. The Company has interest-free debt that is either repayable over 84 months or 120 months or becomes repayable when revenue is earned. The Company also has a secured loan of $4,500,000 (US $3,600,000) based on minimum interest rate of 11% or the US prime lending rate plus 3.25% per year, repayable over 24 months and a secured loan of $2,500,000 based on a minimum interest rate of 11% or the Canadian prime lending rate plus 4.3% per year, repayable over 24 months.

Foreign currency risk

Foreign currency risk occurs as a result of foreign exchange rate fluctuations between the time a transaction is recorded and the time it is settled.

The Company purchases goods and services denominated in foreign currencies and, accordingly, is subject to foreign currency risk. As at March 31, 2024, the Company’s cash included $27,271 (2023 - $63,776) denominated in United States dollars. In addition, the Company’s accounts payable and accrued liabilities included $1,013,262 (2023 - $480,939) denominated in United States dollars. The Company performed a sensitivity analysis on the foreign exchange rate. If the year-end foreign exchange rate was 5% higher or lower, the Company’s cash and accounts payable and accrued liabilities denominated in United States dollars would be $70,496 higher or $70,496 lower, respectively. The Company also has exposure to foreign exchange on the LZH secured loan of $3,600,000 denominated in US dollars. The Company performed a sensitivity analysis on the foreign exchange rate. If the foreign exchange rate as at March 31, 2024, was 5% higher or lower, LZH secured loan would be $237,595 higher or $237,595 lower, respectively.

The Company does not enter into derivative financial instruments to reduce exposure to foreign currency risk.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulties in meeting its financial liability obligations as they come due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis.

The Company controls liquidity risk through management of working capital, cash flows and the availability and sourcing of financing. As described in note 1, the Company’s ability to accomplish all of its future strategic plans is dependent on obtaining additional financing or executing other strategic options; however, there is no assurance that the Company will achieve these objectives.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

14	Financial instruments (continued)

Liquidity risk (continued)

The following table outlines the contractual repayments for long-term debt, which includes loans with a set repayment schedule, as well as loans that are repayable based on a percentage of revenues, for the Company’s financial liabilities. The long-term debt is comprised of the contributions received described in note 9 as at March 31, 2024:

	Total	Year 1	Years 2 to 3	Years 4 to 5	After 5 Years
	$	$	$	$	$
Accounts payable and accrued liabilities	4,183,176	4,183,176	-	-	-

Long-term debt	11,206,671	7,880,616	378,181	347,803	2,600,071
	15,389,847	12,063,792	378,181	347,803	2,600,071

15	Capital management

The Company’s capital management objectives are to safeguard its ability to continue as a going concern, and to provide returns for shareholders and benefits for other stakeholders by ensuring it has sufficient cash resources to fund its research and development activities, to pursue its eventual commercialization efforts and to maintain its ongoing operations. The Company includes its share capital, deficit and long-term debt in the definition of capital.

A summary of the Company’s capital structure is as follows:

	2024	2023
	$	$

Common Shares	42,323,359	42,323,359
Contributed Surplus	12,869,975	6,412,963
Warrants	2,975,003	9,178,905
Deficit	(69,093,116)	(65,312,206)
Long-term debt	8,184,857	7,665,345
	(2,739,922)	268,366

16	Compensation of key management

Key management includes the Company’s directors and senior management team. The remuneration of directors and the senior management team was as follows during the years ended March 31, 2024, and 2023:

	2024	2023
	$	$
Salary and employee benefits	1,925,693	2,702,727
Share-based compensation	177,115	871,145
	2,102,808	3,573,872

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

17	Expenses by nature

	2024	2023
	$	$
Research and development costs	2,886,002	1,518,903
Salaries, wages and benefits	3,174,994	2,948,845
Professional and consulting fees	2,051,051	1,947,119
Stock-based compensation	191,345	875,124
Marketing, communications and investor relations	47,784	237,351
Insurance	226,975	357,293
Office and telecommunications	184,097	123,297
Lease expense	43,341	14,038
Finance costs	1,631,005	1,096,083
Depreciation and loss on disposal of property and equipment	13,495	30,812
Travel	38,333	181,535
Other	11,236	-
Foreign exchange (gain)/loss	(56,711)	378,747
Research and development tax credits	(29,722)	(89,040)
Government assistance	(5,857,679)	(49,426)
	4,555,546	9,570,681

18	Subsequent event

Aditxt Transaction

On April 2, 2024, the Company announced that it had entered into a definitive arrangement agreement (the “Arrangement Agreement”) pursuant to which Aditxt, through its wholly-owned subsidiary, Adivir, Inc. (“Adivir” or the “Buyer”), agreed to acquire all of the issued and outstanding Class A common shares (the “Appili Shares”) of the Company by way of a court-approved plan of arrangement under the Canada Business Corporations Act (the “Transaction”).

Under the terms of the Arrangement Agreement, shareholders of the Company (the “Appili Shareholders”) will receive (i) 0.002745004 of a share of common stock (each whole share, an “Aditxt Share”) of Aditxt (the “Share Consideration”) and (ii) US$0.0467 (or approximately CAD$0.0633 with reference to the Bank of Canada closing exchange rate on March 29, 2024) for each Appili Share held (the “Cash Consideration” and together with the Share Consideration collectively, the “Transaction Consideration”) representing implied total consideration per Appili Share of approximately US$0.0561(or approximately CAD$0.07598 with reference to the Bank of Canada closing exchange rate on March 29, 2024) based on the closing price of the Aditxt shares on March 28, 2024.

The Transaction will be effected by way of a court-approved plan of arrangement pursuant to the Canada Business Corporations Act. Under the terms of the Arrangement Agreement, Adivir will acquire all of the issued and outstanding Appili Shares, with each Appili Shareholder receiving the Transaction Consideration. In connection with the Transaction, each outstanding option and warrant of the Company will be cashed-out based on the implied in-the-money value of the Transaction Consideration.

Appili Therapeutics Inc.

Notes to Consolidated Financial Statements

March 31, 2024 and 2023

18	Subsequent event (continued)

Aditxt Transaction (continued)

In connection with the Transaction Aditxt will: (i) agree to repay no less than 50% in outstanding senior secured debt at the closing of the Transaction (the “Closing”) and to repay the remaining outstanding senior secured debt by no later than December 31, 2024; (ii) assume all of the Company’s remaining outstanding liabilities and indebtedness, and (iii) agree to satisfy certain payables of the Company at Closing as further detailed in the Arrangement Agreement.

The Transaction is subject to the approval of at least two-thirds of the votes cast by the Company shareholders.

The Transaction is conditional upon Aditxt raising at least US$20 million in financing (the “Aditxt Financing”) prior to Closing. In addition, completion of the Transaction is subject to other customary conditions, including the receipt of all necessary court, regulatory and stock exchange approvals. Subject to the receipt of all required approvals, Closing is currently expected to occur calendar Q3 2024.

The Arrangement Agreement contains customary terms and conditions, including non-solicitation provisions which are subject to Appili’s right to consider and accept a superior proposal subject to a matching right in favour of Aditxt. The Arrangement Agreement also provides for the payment of a termination fee of $1.25 million in certain circumstances.

Changes to debt obligations

On April 1, 2024, LZH, provided the requisite consent to the Transaction and agreed to waive compliance to secure additional funding by March 15, 2024 (as extended to April 1, 2024) and maintain a minimum cash balance of US$360,000. With respect to the interest payment due on March 31, 2024, LZH agreed to capitalize the interest and add it to the principal of the Loans. In connection with such consent and waivers, the Company agreed to issue to LZH an aggregate of $18,000 worth of the Company’s shares prior to the Closing.

On April 26, 2024, the Company obtained an additional unsecured bridge loan (“the Loan”) from Bloom Burton, a related party (see note 6) amounting to $300,000. The Loan bears interest at 10% per annum (to be accrued on a quarterly basis and capitalized against the principal loan amount). The Loan, together with all accrued and capitalized interest, will be due on the earlier of April 26, 2025, or the occurrence of a change in control of the Company, as detailed in the promissory agreement.

Option Grants

On April 29, 2024, the Company granted 3,563,281 stock options under Appili’s Stock Option Plan. The stock options will be exercisable at $0.04 per share and will have a term of ten years. 1,779,000 options vest immediately and 1,784,281 will vest over a period of three years.